Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147953

Prospectus Supplement No. 1
(To prospectus dated July 3, 2008)

CHINA BIO ENERGY HOLDING GROUP CO., LTD.
2,844,174 Shares of Common Stock

This prospectus supplement, dated September 19, 2008, supplements the prospectus dated July 3, 2008 of China Bio Energy Holding Group Co., Ltd., relating to the resale by selling shareholders of China Bio Energy Holding Group Co., Ltd. of up to 2,844,174 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING STOCKHOLDERS

The information in the table appearing under the caption“Selling Stockholders” on page 15 of the prospectus is amended by amending the holdings of the Stockholder listed below, previously listed as a selling stockholder in the prospectus, with the information set forth below. The table assumes that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering.

Selling Shareholder	Shares beneficially owned prior to the offering	Maximum number of shares to be sold	Number of shares beneficially owned after the offering	Percentage ownership after the offering(1)
Princeton Capital Group	0	0	0	0
PCG Financial Group Ltd.	900,000(2)	900,000	0	0
Jing Feng	460,000(3)	460,000	0	0
Zhong Zhang	140,000(4)	140,000	0	0

(1) Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder.

(2) The shares included on the tables were gifted from Princeton Capital Group to PCG Financial Group Ltd, for no consideration. Ms. Meiyi Xia and Ms. Lin Li share voting and investment control over the shares.

(3) The shares included on the tables were gifted from Princeton Capital Group to Jing Feng, for no consideration. Jing Feng has sole voting and investment control over the shares.

(4) The shares included on the tables were gifted from Princeton Capital Group to Zhong Zhang, for no consideration. Zhong Zhang has sole voting and investment control over the shares.

The date of this prospectus supplement is September 19, 2008.